UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 19, 2015 (May 15, 2015)

THC FARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

UTAH
(State or other jurisdiction of incorporation)

000-54754
(Commission File No.)

7170 E. McDonald Drive, Suite 3
Scottsdale, Arizona   85253
(Address of principal executive offices and Zip Code)

N/A
(Former Address of principal executive offices and Zip Code if change since last report)

(480) 725-9060
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 15, 2015, Former U.S. Senator Mike Gravel was appointed Chief Executive Officer of the Company and elected to serve on our board of directors as Chairman of the Board.  Senator Gravel is the former United States Senator from the State of Alaska having served two terms from 1969 to 1981 and was a Democratic and Libertarian Party candidate for President of the United States in 2008. Also, in 2008, Senator Gravel received the Columbia University School of General Studies' first annual Isaac Asimov Lifetime Achievement Award.  While in the Senate, Senator Gravel served on the Finance, Interior, Environmental and Public Works committees, and chaired the Energy, Water Resources, Buildings and Grounds and Environmental Pollution subcommittees.  Senator Gravel is best known for his opposition to the Vietnam War.  He filibustered for five months, which forced the end of the military draft in 1973. When the Nixon administration filed prior restraints against the New York Times and other papers limiting the publication of on the Pentagon Papers, Senator Gravel took the initiative to place the document into the Senate record and to release the papers to the general public. The Senator published the papers as: The Senator Gravel Edition, The Pentagon Papers in 1971. The Nixon administration sought to prosecute Senator Gravel for his release of the Pentagon Papers.  However, the Supreme Court in 1972 validated Senator Gravel's actions in a ruling based on the Speech and Debate Clause of the Constitution.  Gravel has written two books, Jobs and More Jobs, and Citizen Power, co-authored A Political Odyssey and The King Makers. Senator Gravel was the third Speaker of the Alaska House of Representatives.  Senator Gravel is a current member of the board of directors Cannabis Sativa, Inc. (CBDS) and President/CEO of KUSH, a subsidiary of CBDS, engaged in the research, development and licensing of specialized natural cannabis products.  Senator Gravel graduated from the Columbia University School of General Studies and holds four honorary doctorate degrees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 19th day of May, 2015.

THC FARMACEUTICALS, INC.

BY:	ERIC MILLER
Eric Miller, President